Prospectus Supplement No. 3 Filed Pursuant to Rule 424(b)(3) File No. 333-132132

VELOCITY EXPRESS CORPORATION

Prospectus Supplement No. 3

(to Prospectus dated April 11, 2006)

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated April 11, 2006, as supplemented and amended by Supplement No. 1 thereto dated June 19, 2006 and Supplement No. 2 thereto dated July 10, 2006 (collectively, the “Prospectus”), relating to the sale from time to time of up to 25,355,172 shares of our common stock by certain selling shareholders.

On July 21, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our issuance of stock options and cash bonuses to certain executive officers.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market and trade under the ticker symbol “VEXP.” On July 20, 2006, the closing price of a share on the NASDAQ Capital Market was $1.33.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 5 of the Prospectus dated April 11, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is July 21, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 20, 2006

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Option Awards

Effective July 20, 2006, the Company’s Board of Directors awarded (1) a non-qualified stock option for the purchase of 3,795 shares of common stock to Kay Perry Durbin, the Company’s Senior Vice President, Workforce Services, (2) a non-qualified stock option for the purchase of 7,591 shares of common stock to Jeffrey Hendrickson, the Company’s President and Chief Operating Officer, (3) a non-qualified stock option for the purchase of 6,506 shares of common stock to Edward W. Stone, the Company’s Chief Financial Officer, and (4) a non-qualified stock option for the purchase of 14,097 shares of common stock to Vincent A. Wasik, the Company’s Chairman and Chief Executive Officer. The foregoing options were issued under the 2004 Stock Incentive Plan. Such options vest to the extent of 50% per year, commencing on the first anniversary of the date of grant. They are exercisable at $1.33 per share, which was the closing price of the Company’s common stock on the Nasdaq Capital Market on July 20, 2006. These options expire on July 20, 2016, and provide for accelerated vesting in the event of a change in control of the Company.

These options were granted in consideration of such employees’ deferral of an aggregate of $42,548 of salary over three pay periods. The Board agreed to permit the optionees to exercise such options by exchanging the amount of deferred salary as payment of the exercise price of such options.

Upon preparation and execution of written option agreements formalizing the above-referenced awards, the Company will amend this report to file the form of such agreement as an exhibit.

Cash Bonuses

Effective July 20, 2006, the Company’s Board of Directors awarded the following cash bonuses in consideration of the extraordinary efforts of such individuals during the period immediately preceding and in connection with the negotiation and events leading up to the Company’s agreement to acquire CD&L, Inc.:

Kay Perry Durbin	Senior Vice President, Workforce Services	$5,048
Jeffrey Hendrickson	President and Chief Operating Officer	$10,096
Edward W. Stone	Chief Financial Officer	$8,654
Vincent A. Wasik	Chairman and Chief Executive Officer	$18,750

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2006	Velocity Express Corporation

	By:	/s/ Edward W. Stone
Edward W. Stone Chief Financial Officer

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